WESTERN NEW ENGLAND BANCORP, INC. 8-K

Exhibit 99.1

Western New England Bancorp, Inc. Announces

Completion of 2022 Repurchase Plan

Westfield, Massachusetts, June 10, 2024: Western New England Bancorp, Inc. (the “Company” or “WNEB”) (NasdaqGS: WNEB), the holding company for Westfield Bank (the “Bank”), announced that on June 6, 2024, the Company completed all repurchases under its existing stock repurchase plan (“2022 Repurchase Plan”) at an average price per share of $7.34. The Board of Directors of the Company authorized the 2022 Repurchase Plan on July 26, 2022.

On May 21, 2024, the Board of Directors of the Company authorized a new stock repurchase plan (“2024 Repurchase Plan”), pursuant to which the Company may repurchase up to 1.0 million shares, or approximately 4.6%, of the Company’s outstanding shares of common stock, upon the completion of the 2022 Repurchase Plan.

The Company may repurchase shares from time to time in open market transactions or through privately negotiated transactions at the Company’s discretion or pursuant to any trading plan that may be adopted in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934. The amount, timing and nature of any share repurchases will be based on a variety of factors, including the trading price of the Company’s common stock, applicable securities laws restrictions, regulatory limitations and market and economic factors. The repurchase program may be modified, suspended or discontinued at any time, at the Company’s discretion.

About Western New England Bancorp, Inc.

Western New England Bancorp, Inc. is a Massachusetts-chartered stock holding company and the parent company of Westfield Bank, CSB Colts, Inc., Elm Street Securities Corporation, WFD Securities, Inc. and WB Real Estate Holdings, LLC.  Western New England Bancorp, Inc. and its subsidiaries are headquartered in Westfield, Massachusetts and operate 25 banking offices throughout western Massachusetts and northern Connecticut.  To learn more, visit our website at www.westfieldbank.com.

Forward-Looking Statements

This press release contains statements that are forward-looking and are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on any such forward-looking statements contained in this press release, which speak only as of the date made. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors discussed under the caption “Risk Factors” in Western New England Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2023 and in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2024. Western New England Bancorp does not undertake and specifically declines any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events

For further information contact:

James C. Hagan, President and Chief Executive Officer

Guida R. Sajdak, Executive Vice President and Chief Financial Officer

Meghan Hibner, First Vice President and Investor Relations Officer

413-568-1911